SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                            FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


           Date of Report (Date of earliest event reported)
                             November 27, 1996



                       OHSL FINANCIAL CORP.

       (Exact name of Registrant as specified in its Charter)


Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)      Identification Number)


5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code: (513) 574-3322


                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On November 27, 1996, the Registrant issued the attached press release announcing it will pay a quarterly dividend of $0.19 per share.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release, dated November 27, 1996.

                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      OHSL FINANCIAL CORP.



Date: December 3, 1996         By:/s/ Kenneth L. Hanauer
                                      Kenneth L. Hanauer
                                      President and Chief
                                      Executive Officer

                        EXHIBIT 99.1

Headline: OHSL FINANCIAL ANNOUNCES QUARTERLY DIVIDEND
          --------------------------------------------------------

Text:

Cincinnati, Ohio, November 27, 1996 - OHSL Financial Corp. (NASDAQ:
OHSL), the parent company of Oak Hills Savings and Loan Company, F.A., announced today that it will pay a quarterly dividend of $0.19 per share. This dividend represents the fourteenth consecutive quarterly cash dividend paid by OHSL. The dividend will be payable on January 15, 1997 to shareholders of record on December 31, 1996.

Based upon the recent stock price of $20.50 the $0.19 dividend represents an annualized yield of 3.71%. CEO Ken Hanauer stated, "Our dividend yield remains superior to an average of our peers. We continue to strive to provide value for our shareholders, and we believe that a strong dividend is a key element toward reaching this goal. The recent enactment of our fourth stock repurchase plan will allow us to provide additional liquidity for our stock and to acquire shares at price levels which we believe are attractive."

OHSL Financial Corp. was formed in October, 1992 and acquired all of the shares of Oak Hills Savings and Loan Company, F.A., upon its conversion from a mutual to a stock association on February 5, 1993. OHSL sold 1,356,600 shares of common stock at $10.00 per share in the conversion. At September 30, 1996, OHSL Financial Corp. had stockholders' equity of $25.2 million or 11.6% of total assets. OHSL's subsidiary, Oak Hills Savings and Loan, operates five offices in the western Cincinnati area with total deposits of $169.2 million at September 30, 1996.